Bowne & Co., Inc.
345 Hudson Street
212/886-0614
Fax: 212/924-5500

News Release

Investor Relations Contact:	Media Contact:
William J. Coote VP & Treasurer 212-886-0614 bill.coote@bowne.com	Kate O’Brien Director, Corporate Communications 212-229-7214 kate.obrien@bowne.com

For Immediate Release

BOWNE & CO. ADOPTS STOCK REPURCHASE PLAN IN ACCORDANCE WITH RULE 10b5-1 FOR $35 MILLION IN
COMMON STOCK

NEW YORK, July 29, 2005 — Bowne & Co., Inc. (NYSE: BNE) today announced that the company has entered into a Rule 10b5-1 trading plan with a broker to facilitate the repurchase of up to $35 million of its shares of common stock under its previously announced stock repurchase program.

Rule 10b5-1 allows a company to purchase its shares at times when it otherwise might be prevented from doing so under insider trading laws or because of self-imposed trading blackout periods. The shares to be repurchased under the company’s 10b5-1 plan would be part of the stock repurchase program approved by the Bowne Board of Directors in December 2004 to repurchase up to $75 million of its common stock over a two-year period. Under the company’s authorized $75 million stock repurchase program, 2,696,161 shares of its common stock were repurchased pursuant to an overnight share repurchase plan entered into with Banc of America in the fourth quarter 2004 for $40 million. Final settlement under the overnight share repurchase plan occurred on May 24, 2005 and the company has made no further share repurchases since such date.

The 10b5-1 share purchase period will commence on August 1, 2005. Purchases will be effected by a broker and will be based upon the guidelines and parameters of the 10b5-1 plan. The aggregate amount of shares purchased pursuant to the plan will not exceed $35 million (excluding commissions, taxes and other charges and expenses). There is no guarantee as to the exact number of shares that will be repurchased under the stock repurchase program, and the company may discontinue purchases at any time. Repurchased shares would be returned to the status of authorized but un-issued shares of common stock.

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About Bowne & Co., Inc.

Bowne & Co., Inc., founded in 1775, is a global leader in providing high-value solutions that empower our clients’ communications.

•	Bowne Financial Print: The world’s largest financial printer and leading EDGAR filer, specializing in the creation, management, translation and distribution of regulatory and compliance documents.

•	Bowne Enterprise Solutions: Digital composition, print, delivery and fulfillment of customized and personalized communications designed to enable companies to more-effectively target customers to increase market leadership.

•	Bowne Global Solutions: A broad range of language and cultural solutions that use translation, localization, technical writing and interpretation services to help companies adapt their communications or products for use in other cultures and countries around the world.

•	Bowne Litigation Solutions: Consulting, electronic discovery and software solutions, including DecisionQuest®, one of the nation’s largest trial research firms, bring our clients fresh perspective resulting in better informed choices about strategies and tactics at every step in the litigation process.

Bowne & Co. combines these capabilities with superior customer service, new technologies, confidentiality and integrity to manage, repurpose and distribute a client’s information to any audience, through any medium, in any language, anywhere in the world. For more information, visit us at www.bowne.com.

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Forward-Looking Statement

The company noted that forward-looking statements of future performance contained in this release are based upon current plans, expectations, events and financial and industry trends which may cause the company’s future operating results and financial position to differ materially from those suggested here, including capital market conditions, demand for and acceptance of the company’s services, new technological developments, competition, , statements concerning the commencement of repurchases under the plan, the expected termination date of the plan, and general economic conditions. Such statements involve risk and uncertainties, which cannot be predicted or quantified. Historical results achieved are not necessarily indicative of future prospects of the company.